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Exhibit 99.1

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2011

(With Independent Auditors' Report Thereon)

 MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2011

Table of Contents

 Independent Auditors' Report

The Board of Directors
Ascent Capital Group, Inc.:

        We have audited the accompanying consolidated balance sheet of Monitronics International, Inc. and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, shareholder's net capital, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monitronics International, Inc. and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

March 9, 2012

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheet

December 31, 2011

(In thousands, except share data)

Assets
Current assets:
Cash and cash equivalents	$2,110
Restricted cash	23,420
Accounts receivable, net	10,973
Deferred income tax assets, net	4,516
Prepaid and other current assets	13,387

Total current assets	54,406
Restricted cash	28,000
Property and equipment, net	19,977
Subscriber accounts, net	838,441
Dealer networks, net	39,933
Goodwill	349,227
Other assets, net	2,877

Total assets	$1,332,861

Liabilities and Shareholder's Equity
Current liabilities:
Accounts payable	$3,864
Accrued payroll and related liabilities	2,523
Other accrued liabilities	16,085
Deferred revenue	6,803
Purchase holdbacks	12,273
Current portion of long-term debt	60,000

Total current liabilities	101,548
Noncurrent liabilities:
Long-term debt	892,718
Derivative financial instruments	36,279
Deferred income tax liability, net	7,844
Other liabilities	5,099

Total liabilities	1,043,488

Commitments and contingencies
Shareholder's net capital:
Common stock, $.01 par value. Authorized and issued 1 share	—
Additional paid-in capital	299,613
Accumulated deficit	(10,240)

Total shareholder's net capital	289,373

Total liabilities and shareholder's net capital	$1,332,861

See accompanying notes to consolidated financial statements.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statement of Operations

Year ended December 31, 2011

(In thousands)

Net revenue	$311,898
Cost of services	40,553

Gross Profit	271,345

Operating expenses:
Selling, general, and administrative	57,170
Amortization	159,619
Depreciation	4,704

221,493

Operating income	49,852

Other expenses:
Realized and unrealized loss on derivative instruments	10,601
Interest expense, net	42,655
Other expense, net	83

53,339

Net loss before income taxes	(3,487)
Provision for income taxes	2,523

Net loss	$(6,010)

See accompanying notes to consolidated financial statements.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statement of Shareholder's Net Capital

Year ended December 31, 2011

(In thousands, except share data)

	Common stock
			Additional paid-in capital	Accumulated deficit	Total shareholder's net capital
	Shares	Amount
Balances at December 31, 2010	1	$—	299,220	(4,230)	294,990
Contribution by Ascent Capital Group, Inc.	—	—	393	—	393
Net loss	—	—	—	(6,010)	(6,010)

Balances at December 31, 2011	1	$—	299,613	(10,240)	289,373

See accompanying notes to consolidated financial statements.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

Year ended December 31, 2011

(In thousands)

Operating activities:
Net loss	$(6,010)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	164,323
Amortization of deferred financing costs	977
Accretion of debt discount	16,985
Provision for uncollectible accounts	5,484
Deferred income tax expense	401
Noncash stock-based compensation	393
Unrealized gain on derivative instruments	(28,044)
Other	12
Changes in operating assets and liabilities:
Accounts receivable (excluding provision for bad debt)	(5,365)
Prepaid expenses and other assets	(8,651)
Accounts payable	533
Other accrued liabilities	5,247
Deferred revenue	3,420

Net cash provided by operating activities	149,705

Investing activities
Increase in restricted cash	(44)
Purchases of property and equipment	(4,003)
Purchases of subscriber accounts	(162,714)

Net cash used in investing activities	(166,761)

Financing activities
Proceeds from long-term debt	78,800
Payments on long-term debt	(59,800)

Net cash provided by financing activities	19,000

Net increase in cash and cash equivalents	1,944
Cash and cash equivalents at beginning of period	166

Cash and cash equivalents at end of period	$2,110

Supplemental cash flow information:
State taxes paid	$2,802
Interest paid	25,204

See accompanying notes to consolidated financial statements.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(1) Description of Business

        Monitronics International, Inc. and subsidiaries (the Company or Monitronics) provide security alarm monitoring and related services to residential and business subscribers throughout the United States and parts of Canada. The Company monitors signals arising from burglaries, fires and other events through security systems installed by independent dealers at subscribers' premises.

        On December 17, 2010, Ascent Capital Group, Inc. (Ascent Capital) acquired 100% of the outstanding capital stock of the Company through the merger of Mono Lake Merger Sub, Inc. (Merger Sub), a direct wholly owned subsidiary of Ascent Capital established to consummate the merger, with and into the Company, with the Company as the surviving corporation in the merger (the Acquisition). The Acquisition was accounted for in accordance with accounting guidance for business combinations, and accordingly has resulted in the recognition of assets acquired and liabilities assumed at fair value as of the acquisition date.

(2) Summary of Significant Accounting Policies

  (a)    Consolidation Principles

  The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for the period presented and include the accounts of the Company and its majority owned subsidiaries over which the Company exercises control. All intercompany accounts and transactions have been eliminated in consolidation.

  (b)    Cash, Cash Equivalents, and Restricted Cash

  Cash and cash equivalents include cash on hand, cash in banks and cash equivalents. The Company classifies all highly liquid investments with original maturities when purchased of three months or less as cash equivalents.

  Restricted cash is cash that is restricted for a specific purpose and cannot be included in the cash and cash equivalents account. At December 31, 2011, the Company had restricted cash of $51,420,000, including $28,000,000 that is classified as noncurrent, pursuant to the terms of Monitronics' debt obligations.

  (c)    Accounts Receivable

  Trade receivables consist primarily of amounts due from customers for recurring monthly monitoring services over a wide geographical base. The Company performs extensive credit evaluations on the portfolios of subscriber accounts prior to purchase and requires no collateral on the accounts that are acquired. The Company has established an allowance for doubtful accounts for estimated losses resulting from the inability of subscribers to make required payments. Factors such as historical-loss experience, recoveries and economic conditions are considered in determining the sufficiency of the allowance to cover potential losses.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(2) Summary of Significant Accounting Policies (Continued)

  A summary of activity in the allowance for doubtful accounts is as follows (in thousands):

	Balance beginning of year	Charged to expense	Write-offs and other	Balance end of year
2011	$250	5,484	(3,919)	1,815

  (d)    Property and Equipment

  Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the underlying lease.

  Management reviews the realizability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the value and future benefits of long-term assets, their carrying value is compared to management's best estimate of undiscounted future cash flows over the remaining economic life. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the estimated fair value of the assets.

  (e)    Subscriber Accounts

  Subscriber accounts relate to the cost of acquiring monitoring service contracts from independent dealers. The subscriber accounts existing at the time of the Acquisition were recorded at fair value under the acquisition method of accounting. Subscriber accounts purchased subsequent to the Acquisition are recorded at cost. All direct external costs associated with the creation of subscriber accounts are capitalized. Internal costs, including all personnel and related support costs, incurred solely in connection with subscriber account acquisitions and transitions are expensed as incurred.

  The costs of subscriber accounts existing at the time of the Acquisition are amortized using the 14-year 235% declining balance method. The costs of subscriber accounts acquired subsequent to the Acquisition are amortized using the 15-year 220% declining balance method, beginning in the month following the date of purchase. The amortization methods were selected to provide an approximate matching of the amortization of the subscriber accounts intangible asset to estimated future subscriber revenues based on the projected lives of individual subscriber contracts. Amortization of subscriber accounts was $149,539,000 for the fiscal year ended December 31, 2011.

  Based on subscriber accounts held at December 31, 2011, estimated amortization of subscriber accounts in the succeeding five fiscal years ending December 31 is as follows (in thousands):

2012	$135,027
2013	112,914
2014	94,476
2015	79,026
2016	64,597

Total	$486,040

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(2) Summary of Significant Accounting Policies (Continued)

  The Company reviews the subscriber accounts for impairment or a change in amortization period whenever events or changes indicate that the carrying amount of the asset may not be recoverable or the life should be shortened. For purposes of recognition and measurement of an impairment loss, the Company views subscriber accounts as a single pool because of the assets' homogeneous characteristics, and the pool of subscriber accounts is the lowest level for which identifiable cash flows are largely independent of the cash flows of the other assets and liabilities.

  (f)    Dealer Networks

  Dealer networks is an intangible asset that relates to the dealer relationships that existed at the time of the Acquisition. This intangible asset will be amortized on a straight-line basis over its estimated useful life of five years. Amortization of dealer networks was $10,080,000 for the fiscal year ended December 31, 2011. Dealer networks intangible asset is reviewed for impairment in accordance with the Property, Plant and Equipment Topic of the Financial Accounting Standards Board Accounting Standards Codification (FASB ASC).

  (g)    Goodwill

  The Company accounts for its goodwill pursuant to the provisions of the Intangibles—Goodwill and Other Topic of the FASB ASC. In accordance with the FASB ASC, goodwill is not amortized, but rather tested for impairment at least annually.

  The Company assesses the recoverability of the carrying value of goodwill during the fourth quarter of its fiscal year or whenever events or changes in circumstances indicate that the carrying amount of the goodwill of a reporting unit may not be fully recoverable. Recoverability is measured at the reporting unit level based on the provisions of FASB ASC Topic 350, Intangibles—Goodwill and Other.

  Recoverability of goodwill at a reporting unit level is measured using a discounted cash flow model incorporating discount rates commensurate with the risks involved, which is classified as a Level 3 measurement under FASB ASC Topic 820, Fair Value Measurements and Disclosures. The key assumptions used in the discounted cash flow valuation model include discount rates, growth rates, cash flow projections and terminal value rates. Discount rates, growth rates and cash flow projections are the most sensitive and susceptible to change as they require significant management judgment. If the calculated fair value is less than the current carrying value, impairment of the reporting unit may exist. When the recoverability test indicates potential impairment, the Company will calculate an implied fair value of goodwill for the reporting unit. The implied fair value of goodwill is determined in a manner similar to how goodwill is calculated in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment loss is recorded to write down the carrying value. An impairment loss cannot exceed the carrying value of goodwill assigned to the reporting unit but may indicate certain long-lived and amortizable intangible assets associated with the reporting unit may require additional impairment testing.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(2) Summary of Significant Accounting Policies (Continued)

  (h)    Deferred Financing Costs

  Deferred financing costs are capitalized when the related debt is issued or when amendments to revolving credit lines increase the borrowing capacity. Deferred financing costs are amortized over the term of the related debt on an effective interest method.

  (i)    Purchase Holdbacks

  The Company typically withholds payment of a designated percentage of the purchase price when it purchases subscriber accounts from dealers. The withheld funds are recorded as a liability until the guarantee period provided by the dealer has expired. The holdback is used as a reserve to cover any terminated subscriber accounts that are not replaced by the dealer during the guarantee period. At the end of the guarantee period, which is typically one year from the date of purchase, the dealer is responsible for any deficit or is paid the balance of the holdback.

  (j)    Derivative Financial Instruments

  The Company uses derivative financial instruments to manage exposure to movement in interest rates. The use of these financial instruments modifies the exposure of these risks with the intention of reducing the risk or cost. The Company does not use derivatives for speculative or trading purposes. The Company recognizes the fair value of all derivative instruments as either assets or liabilities at fair value on the consolidated balance sheets. Fair value is based on market quotes for similar instruments with the same duration. Changes in the fair value of derivatives are reported in the consolidated statements of operations.

  (k)    Revenue Recognition

  Revenue is generated from security alarm monitoring and related services provided by the Company. Revenue related to alarm monitoring services is recognized ratably over the life of the contract. Revenue related to maintenance and other services is recognized as the services are rendered. Deferred revenue includes payments for monitoring services to be provided in future periods.

  (l)    Income Taxes

  The Company accounts for income taxes under the Income Taxes Topic of the FASB ASC, which prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than proposed changes in the tax law or rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(2) Summary of Significant Accounting Policies (Continued)

  (m)    Stock-Based Compensation

  The Company accounts for stock-based awards pursuant to the Stock Compensation Topic of the FASB ASC, which requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award).

  The grant-date fair value of the Ascent Capital stock options granted to Monitronics' employees was calculated using the Black-Scholes model. The expected term of the awards was calculated using the simplified method included in SEC Staff Accounting Bulletin No. 107. The volatility used in the calculation is based on the historical volatility of peer companies, the risk-free rate is based on Treasury Bonds with a term similar to that of the subject options and a dividend rate of zero was utilized.

  (n)    Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company performs extensive credit evaluations on the portfolios of subscriber accounts prior to purchase and requires no collateral on the subscriber accounts that are acquired. Concentrations of credit risk with respect to trade accounts receivable are generally limited due to the large number of subscribers comprising the Company's customer base.

  (o)    Fair Value of Financial Instruments

  Fair values of cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate the carrying amounts because of their short-term nature. The securitization debt, net of debt discount, approximates fair value based on the terms of such debt in that it bears interest at variable market rates and requires the Company to maintain certain derivative financial instruments to fix the interest rate, and due to management's expectation that the Company will be able to refinance and/or repay the debt in full by July 2012. In addition, the credit facility approximates fair value based on the terms of such debt in that it bears interest at variable market rates, the term note matures in June 2012, and the revolver matures December 2013. See note 12 for further fair value information.

  (p)    Estimates

  The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses for each reporting period. The significant estimates made in preparation of the Company's consolidated financial statements primarily relate to valuation of goodwill, other intangible assets, long-lived assets, deferred tax assets, derivative financial instruments, and the amount of the allowance for doubtful accounts. These estimates are based on management's best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts them when facts and circumstances change. As

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(2) Summary of Significant Accounting Policies (Continued)

  the effects of future events cannot be determined with any certainty, actual results could differ from the estimates upon which the carrying values were based.

(3) Accounting Pronouncements

        In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment, an amendment to FASB ASC Topic 350, Intangibles—Goodwill and Other. The update provides an entity with the option to first assess qualitative factors in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. After assessing the qualitative factors, if an entity determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. If an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test as described in FASB ASC Topic 350. Entities have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step impairment test as well as resume performing the qualitative assessment in any subsequent period. The ASU is effective for the Company for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption was permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period had not yet been issued. The Company did not early adopt the provisions of this ASU; however, the Company's annual goodwill impairment testing did not result in an impairment charge. Accordingly, the Company does not expect the impact of adopting this ASU to be material to the Company's financial position, results of operations or cash flows.

        In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, an amendment to FASB ASC Topic 220, Comprehensive Income. The update gives companies the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in separate but consecutive statements. The amendments in the update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This amendment also required an entity to present on the face of the financial statements adjustments for items that are reclassified from accumulated other comprehensive income to net income, however, in December 2011 the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05. The update defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. The Company does not expect the impact of adopting this ASU to be material to the Company's financial position, results of operations or cash flows.

        In May 2011, the FASB issued FASB ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, an amendment to FASB ASC Topic 820, Fair Value Measurement. The update revises the application of the valuation premise of highest and best use of an asset, the application of premiums and discounts for fair value determination, as well as the required disclosures for transfers between Level 1 and Level 2 fair value measures and the highest and best use of nonfinancial assets. The update provides additional disclosures regarding Level 3 fair

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(3) Accounting Pronouncements (Continued)

value measurements and clarifies certain other existing disclosure requirements. The ASU is effective for the Company for interim and annual periods beginning after December 15, 2011. The Company does not expect the impact of adopting this ASU to have a material effect on the Company's consolidated financial statements, but the adoption of this ASU may require additional disclosures.

(4) Property and Equipment

        Property and equipment consists of the following at December 31, 2011:

	Estimated useful lives
		(In thousands)
Land	Indefinite	$172
Leasehold improvements	Lease term	2,685
Machinery and equipment	3-5 years	22,023

		24,880
Less accumulated depreciation		(4,903)

		$19,977

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(5) Long-Term Debt

        Long-term debt consisted of the following at December 31, 2011:

Class A-1a Term Notes (matures July 2027), LIBOR plus 1.8%(a)	$345,577
Class A-1b Term Notes (matures July 2027), LIBOR plus 1.7%(a)	98,676
Class A-2 Term Notes (matures July 2037), LIBOR plus 2.2%(a)	98,978
Class A-3 Variable Funding Note (matures July 2037), LIBOR plus 1.8%(a)	256,558
Class A-4 Variable Funding Note (matures July 2037), LIBOR plus 1.8%(a)	27,629
Term Loan (matures June 30, 2012)(b)	60,000
$115 million revolving credit facility (matures December 17, 2013) LIBOR plus 4%	65,300

952,718
Less current portion of long-term debt	(60,000)

Long-term debt	$892,718

(a)
The interest rate on the Term Notes and VFNs include 1.0% of other fees.

(b)
During 2011, the interest rate on the Term Loan was LIBOR plus 4.00%. As of January 1, 2012, the interest rate on the Term Loan is LIBOR plus 4.50%. The term loan matures on June 30, 2012, and requires two principal installments of $20,000,000 on the first business day occurring on or after December 31, 2011 and March 31, 2012. Ascent Capital has guaranteed $30 million of this Term Loan.

Securitization Debt

        The Company completed a financing transaction of the type commonly referred to as a contract securitization in August 2007. Under the securitization, Monitronics Funding LP (Funding), a wholly owned subsidiary of Monitronics, issued the following debt instruments, which are included in the table of long-term debt above (in thousands):

Principal amount
Class A-1a Term Notes	$350,000
Class A-1b Term Notes	100,000
Class A-2 Term Notes	100,000
Class A-3 Variable Funding Note	260,000
Class A-4 Variable Funding Note	28,000

        Principal payments under the Term Notes and Variable Funding Notes ('VFNs') are payable monthly beginning July 2012 in accordance with the priority of payments established in the securitization. Available cash remaining after paying items as established in the securitization is allocated ratably between the Class A Term Notes and the VFNs. Amounts allocated to the Class A Term Notes are paid first to the Class A-1 Term Notes until their outstanding amount has been paid in full, and second to the Class A-2 Term Notes. Amounts allocated to the VFNs are paid ratably between the Class A-3 VFN and the Class A-4 VFN.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(5) Long-Term Debt (Continued)

        The Company is charged a commitment fee of 0.2% on the unused portion of the VFNs. Interest incurred on borrowings is payable monthly. The securitization debt has an expected repayment date of July 2012. If the securitization debt is not repaid at that time, contingent additional interest will accrue on the $550,000,000 notional amount of the interest rate swaps (see note 10) and $288,000,000 of VFNs at an annual rate of 5% per annum (including 0.5% of other fees), and will become due upon repayment of the securitization debt. Monitronics is currently exploring opportunities to refinance or amend the terms of its securitization. As of December 31, 2011, direct costs of $3,619,000 associated with a potential refinancing have been capitalized and are presented in Prepaids and other current assets on the consolidated balance sheet. If it becomes probable a new debt arrangement will not be executed, the related capitalized costs will be expensed.

        In connection with the 2007 securitization, the Company transferred substantially all of its then-existing subscriber assets, dealer alarm monitoring purchase agreements, and property and equipment related to its backup monitoring center, to Funding. The Company also transferred substantially all of its other property and equipment, dealer service agreements, contract monitoring agreements, and employees to Monitronics Security LP (Security), a wholly owned subsidiary of Monitronics. Following such transfers, Security assumed responsibility for the monitoring, customer service, billing, and collection functions of Funding and Monitronics. Funding and Security are distinct legal entities. Funding's assets are available only for payment of the debt and satisfaction of the other obligations arising under the securitization facility and are not available to pay Monitronics' other obligations or the claims of its other creditors. Security's assets are available only for the satisfaction of obligations arising under the securitization facility and are not available to pay Monitronics' other obligations or the claims of its other creditors; provided that, subject to compliance with applicable covenants, Security may distribute any excess cash to Monitronics greater than $1,000,000. In total, 88% of Monitronics subscriber account contracts, all of its wholesale monitoring contracts and $19,805,000 of its property and equipment are unavailable to pay Monitronics' other obligations or the claims of its other creditors.

        On the closing date of the securitization agreement, Funding also entered into several interest rate swap agreements with similar terms in an aggregate notional amount of $550,000,000 in order to reduce the financial risk related to changes in interest rates associated with the floating rate term notes (collectively the Swaps). The Swaps have an expected repayment date of August 2012 to match the expected refinancing of the securitization debt. The Company entered into three interest rate cap agreements with staggered durations with notional amounts of $100,000,000 effective August 15, 2008 through August 15, 2009, $260,000,000 effective August 15, 2009 through August 15, 2010, and $240,000,000 effective August 15, 2010 through May 15, 2014 and an interest rate floor with a notional amount of $260,000,000 effective from October 15, 2007 through May 15, 2014, to reduce the financial risk related to changes in interest rates associated with the floating rate variable funding notes. None of these derivative financial instruments are designated as hedges but, in effect, they act as hedges against the variable interest rate risk of the debt obligations. The Class A-1a Term Notes were effectively converted from floating to fixed with such derivative instruments at a rate of 7.5%. The Class A-1b Term Notes were effectively converted from floating to fixed with such derivative financial instruments at a rate of 7.0%. The Class A-2 Term Notes were effectively converted from floating to fixed with such derivative instruments at a rate of 7.6%. See note 7 for further information regarding these derivatives.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(5) Long-Term Debt (Continued)

        As of December 31, 2011, the Company has $28,000,000 of the Class A-4 VFN held as restricted cash, which continues to be available to Monitronics under certain conditions as specified in the securitization agreement. No amounts are available to be drawn from the VFNs.

        The securitization debt has certain financial and nonfinancial covenants, which must be met on a monthly basis. These tests include maximum attrition rates, interest coverage, and minimum average recurring monthly revenue. Indebtedness under the securitization is secured by all of the assets of Funding. As of December 31, 2011, Monitronics was in compliance with all required covenants.

Credit Facility

        On December 17, 2010, in order to partially fund the cash consideration paid for the Acquisition of Monitronics by ACG and provide for growth capital, the Company entered into a Credit Agreement with the lenders party thereto and Bank of America, N.A., as administrative agent (the Credit Facility). The Credit Facility provides for a $60,000,000 term loan and a $115,000,000 revolving credit facility. There is a LIBOR floor of 1.50% and a commitment fee of 0.50% on unused portions of the revolving credit facility. Upon any refinancing of the notes issued by Funding, Monitronics must prepay the term loan. At any time after the occurrence of an event of default under the Credit Facility, the lenders may, among other options, declare any amounts outstanding under the Credit Facility immediately due and payable and terminate any commitment to make further loans under the Credit Facility. In addition, failure to comply with restrictions contained in the existing securitization indebtedness could lead to an event of default. The obligations under the Credit Facility are secured by a security interest on substantially all of the assets of Monitronics and its wholly owned subsidiary, Monitronics Canada, Inc., as well as a pledge of the stock of Monitronics. ACG has guaranteed the term loan up to $30,000,000.

        The terms of the Credit Facility provide for certain financial and nonfinancial covenants which include maximum leverage ratios and minimum fixed charge coverage ratios. As of December 31, 2011, Monitronics was in compliance with all required covenants.

        Scheduled maturities of long-term debt at December 31, 2011, utilizing the required payment schedule of the securitization debt, are as follows for the fiscal years below (in thousands):

2012	$60,000
2013	—
2014	65,300
2015	—
2016	—
Thereafter	838,000

Total principal payments	963,300
Less discount	(10,582)

Total debt, net of discount	$952,718

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(6) Derivatives

        The Company uses interest rate derivatives to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. The Company incorporates credit valuation adjustments to appropriately reflect the respective counterparty's nonperformance risk in the fair value measurements.

        At December 31, 2011, derivative financial instruments include one interest rate cap with an aggregate fair value of $25,000, that constitutes an asset of the Company, an interest rate floor with a fair value of $19,320,000 that constitutes a liability of the Company, and three interest rate swaps (Swaps) with an aggregate fair value of $16,959,000 that constitute liabilities of the Company. The interest rate cap is included in Other assets on the consolidated balance sheet, while the interest rate floor and Swaps are included in Derivative financial instruments on the consolidated balance sheet. The interest rate cap, floor and Swaps have not been designated as hedges. For year ended December 31, 2011, the realized and unrealized loss on derivative financial instruments in the consolidated statements of operations includes settlement payments of $38,645,000 partially offset by a $28,044,000 unrealized gain related to the change in the fair value of these derivatives.

        For purposes of valuation of the Swaps, the Company has considered that certain provisions of the Term Notes and VFNs provide for significant adverse changes to interest rates and uses of cash flows if this debt is not repaid by July 2012. In addition, the Swaps can be terminated with no additional costs to the Company subject to compliance with certain make-whole obligations in accordance with the terms thereof in connection with any termination of the Swaps before April 2012. If the Term Notes and the VFNs are not repaid in full by July 2012, the Company would incur additional interest and other costs and be restricted from making subscriber account purchases at Funding, until the Term Notes and VFNs were repaid in full. Management expects that the Company will be able to refinance and/or repay the Term Notes and VFNs in full by July 2012, and the valuation considers adjustments for termination dates before and after July 2012 on a probability weighted basis. The valuation of the Swaps is based principally on a July 2012 maturity of the Term Notes less a credit valuation adjustment.

        All of the Company's debt obligations have variable interest rates. The objective of the Swaps was to reduce the risk associated with these variable interest rates. In effect, the Swaps convert variable interest rates into fixed interest rates on $550 million of borrowings. It is the Company's policy to offset fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement. As of December 31, 2011, no such amounts were offset.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(6) Derivatives (Continued)

        The Company's Swaps are as follows (dollars in thousands):

Notional	Rate paid	Rate received
$350,000	6.56%	1 mo. USD-LIBOR-BBA
100,000	6.06	1 mo. USD-LIBOR-BBA
100,000	6.64	1 mo. USD-LIBOR-BBA

        The Company has a single counterparty that it uses for its derivative contracts.

(7) Shareholder's Net Capital

        Pursuant to the Acquisition agreement, the Company deauthorized all shares of Class A and Class B common stock upon its merger with Merger Sub on December 17, 2010. The newly formed entity has one share of common stock issued and outstanding to Ascent Capital as of December 31, 2010.

(8) Restricted Stock and Stock Option Plans

        During 2011, certain employees of Monitronics were granted awards, under an Ascent Capital long-term incentive plan, including 63,793 shares of Ascent Capital restricted stock and 187,500 options to purchase Ascent Capital Series A common stock.

        The Ascent Capital Series A restricted stock vests over periods ranging from 2 to 4.25 years. The fair values for the restricted stock awards were the closing prices of the Ascent Capital Series A common stock on the applicable dates of grant. The weighted average fair value of the restricted stock on an aggregate basis for all such grants was $39.76 per share.

        The following table presents the number and weighted average fair value (WAFV) of unvested restricted stock awards.

	Ascent Capital restricted stock awards	WAFV
Outstanding at December 31, 2010	—	$—
Granted	63,793	39.76
Vested	(2,076)	39.76
Canceled	(750)	39.76

Outstanding at December 31, 2011	60,967	$39.76

        The stock options granted in 2011 have an exercise price of $48.00 per share, which was the closing price on the date of grant. Such options vest over a period of 4.25 years, terminate on December 31, 2017, and had a weighted average fair value at the date of grant of $11.70 per share, as determined using the Black-Scholes Model. The assumptions used in the Black-Scholes Model to determine grant date fair value were a volatility factor of 42%, a risk-free interest rate of 0.96%, an expected life of five years, and a dividend yield of zero.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(8) Restricted Stock and Stock Option Plans (Continued)

        The following table presents the number and weighted average exercise price (WAEP) of options to purchase Ascent Capital Series A common stock.

	Ascent Capital common stock	WAEP
Outstanding at December 31, 2010	—	$—
Granted	187,500	48.00
Forfeited	—	—
Canceled	—	—
Exercised	—	—

Outstanding at December 31, 2011	187,500	48.00

Exercisable at December 31, 2011	—	$—

        The intrinsic value of outstanding stock option awards and exercisable stock option awards at December 31, 2011 was $510,000 and $0, respectively. The weighted average remaining contractual life of outstanding awards at December 31, 2011 was six years.

        As of December 31, 2011, the total compensation cost related to unvested equity awards was approximately $4,338,000. Such amount will be recognized in the consolidated statement of operations over a period of approximately 4 years. During year ended December 31, 2011, the Company recognized $393,000 of stock compensation expense.

(9) Income Taxes

        The provision for income taxes consists of the following for the year ending December 31, 2011 (in thousands):

Current:
Federal	$—
State	2,148

Total current	2,148

Deferred:
Federal	353
State	22

Total deferred	375

Total provision for income taxes	$2,523

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(9) Income Taxes (Continued)

        The differences between the actual income tax expense and the amount computed by applying the statutory federal tax rate to income before income taxes result in the following (in thousands):

Benefit computed at federal statutory rate	$(1,220)
Change in valuation allowance	1,496
State tax (net of federal benefit)	2,163
Other adjustments	(75)
Nondeductible expenses	159

Total provision for income taxes	$2,523

        Deferred income taxes are provided for the tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        The components of deferred income taxes as of December 31, 2011 are as follows (in thousands):

Current deferred tax assets:
Accrued liabilities	$3,102
Allowance for doubtful accounts	636
Other	1,004

Total current deferred tax assets	4,742
Valuation allowance	(226)

Current deferred tax assets, net	4,516

Noncurrent deferred tax assets:
Mark-to-market valuation on derivative financial instruments	12,718
Net operating loss carryforwards	59,708
Business credits	1,553
Deferred financing fees	9,056
Other	4,288

Total noncurrent deferred tax assets	87,323
Valuation allowance	(4,165)

Noncurrent deferred tax assets, net	83,158

Total deferred tax assets, net	87,674

Noncurrent deferred tax liabilities:
Subscriber accounts	(20,236)
Intangible assets	(64,054)
Long-term debt	(3,686)
Property and equipment	(3,026)

Total deferred tax liabilities	(91,002)

Net deferred tax liabilities	$(3,328)

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(9) Income Taxes (Continued)

        At December 31, 2011, the Company had available for federal income tax purposes an alternative minimum tax credit carryforward of $0.4 million, which is available for an indefinite period. The Company had $170.5 million of federal net operating loss carryforwards, which begin to expire, if unused, in 2024. The Company had available for state income tax purposes net operating loss carryforwards of $44.4 million as of December 31, 2011.

        The Company provides a valuation allowance for deferred tax assets when it is more likely than not that some portion or all of its deferred tax assets will not be realized. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The Company had a valuation allowance of $4.4 million at as of December 31, 2011. The Company maintains a valuation allowance primarily based on experiencing a cumulative loss before income taxes for the three-year period ended December 31, 2011. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income (including reversals of deferred tax liabilities) during the periods in which those temporary differences will become deductible.

        The Company accounts for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being recognized upon settlement. The Company has evaluated matters such as derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition, and has determined that there is no impact on the Company's consolidated financial statements for the year ended December 31, 2011. The only periods still subject to audit for the Company's federal tax return are the 2007 through 2011 tax years. The Company classifies interest and penalties in interest expense, net and other expenses, net, respectively, in the Consolidated Statements of Operations. The Company has determined that no accrual for interest related to uncertain tax positions is required at December 31, 2011.

(10) Employee Benefit Plan

        The Company maintains a tax-qualified, defined contribution plan that meets the requirements of Section 401(k) of the Internal Revenue Code (the Monitronics 401(k) Plan). During the year ended December 31, 2011, the Company, at its election, made contributions to the Monitronics 401(k) Plan. These contributions were allocated among participants based upon the respective contributions made by the participants through salary reductions during the applicable plan year. The Company also makes matching cash contributions under the Monitronics 401(k) Plan. For the year ended December 31, 2011, the Company made matching cash contributions to the Monitronics 401(k) Plan of approximately $74,000. The funds of the Monitronics 401(k) Plan are deposited with a trustee and invested at each participant's option in one or more investment funds.

(11) Commitments and Contingencies

        The Company leases certain office space and equipment under various noncancelable operating leases. The Company leases 122,880 square feet of total office space, of which 13,050, 11,830, and 98,000 square feet are currently under separate leases expiring on May 31, 2014, January 31, 2015, and

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(11) Commitments and Contingencies (Continued)

May 31, 2015, respectively. The lease expiring May 31, 2014, has rent escalation clauses associated with it, and the Company has the option to renew the lease for three additional terms of 60 months each following the expiration of the original lease agreement. The lease expiring January 31, 2015, has rent escalation clauses associated with it, and the Company has the option to renew the lease for an additional term of 36 months following the expiration of the original lease agreement. The lease expiring May 31, 2015, has rent escalation clauses associated with it, and the Company has the option to renew the lease for two additional terms of 60 months each following the expiration of the original lease agreement. All equipment leases are renewable at the option of the Company upon expiration.

        At December 31, 2011, future minimum payments under such leases are as follows (in thousands):

2012	$1,837
2013	1,830
2014	1,797
2015	670
2016	5
Thereafter	—

Total minimum lease payments	$6,139

        Rental expense during the year ended December 31, 2011 was $1,865,000.

        The Company is involved in litigation and similar claims incidental to the conduct of its business. In August 2009, a monitoring service subscriber filed suit against Monitronics and Tel-Star Alarms, Inc., a Monitronics authorized dealer, alleging negligence related to a home break-in. On November 16, 2011, a trial court awarded the plaintiff $8,600,000, of which $6,000,000 is expected to be covered by the Monitronics' general liability insurance policies. The Company intends to appeal the court ruling and vigorously defend its position. The Company recorded legal reserves of $8,600,000 and an insurance receivable of $6,000,000 in fiscal year 2011 related to this matter.

(12) Fair Value Measurements

        According to the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and requires that assets and liabilities carried at fair value are classified and disclosed in the following three categories:

  •
  Level 1—Quoted prices for identical instruments in active markets.

  •
  Level 2—Quoted prices for similar instruments in active or inactive markets and valuations derived from models where all significant inputs are observable in active markets.

  •
  Level 3—Valuations derived from valuation techniques in which one or more significant inputs are unobservable in any market.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(12) Fair Value Measurements (Continued)

        The following summarizes the fair value level of assets and liabilities that are measured on a recurring basis at December 31, 2011 (amounts in thousands):

	Quoted prices in active markets for identical assets and liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Derivative financial instruments—assets	$—	25	—	25
Derivative financial instruments—liabilities	—	(19,320)	(16,959)	(36,279)

Total	$—	(19,295)	(16,959)	(36,254)

        The Company has determined that the majority of the inputs used to value its interest rate caps and floor derivatives fall within Level 2 of the fair value hierarchy. The Company has determined that the majority of the inputs used to value its Swaps fall within Level 3 of the fair value hierarchy, as the valuation is based in part on management's estimates of the refinancing date of the Term Notes, which affects the termination date of the Swaps as the notional amount of the Swaps is directly linked to the outstanding principal balance of the Term Notes. However, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third-party credit data provider. However, as of December 31, 2011, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its interest rate caps and floor derivatives, but are significant for the Swaps. As a result, the Company has determined that its derivative valuations on its interest rate caps and floor are classified in Level 2 of the fair value hierarchy and its derivative valuation on its Swaps are classified in Level 3 of the fair-value hierarchy.

        The table below sets forth a summary of changes in the fair value of the Company's Level 3 liabilities for the year ended December 31, 2011 (in thousands):

Fair value at December 31, 2010	$(42,935)
Change in unrealized gain related to the swaps	25,976

Fair value at December 31, 2011	$(16,959)

        The Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of their short-term maturities.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

(13) Subsequent Events

        The Company has evaluated events and transactions through March 9, 2012, the date that the financial statements were available to be issued. Based on requirements of the subsequent event guidance, the Company has not identified any events that require disclosure.

QuickLinks

  Exhibit 99.1
MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Financial Statements December 31, 2011 (With Independent Auditors' Report Thereon)
MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Financial Statements December 31, 2011 Table of Contents
Independent Auditors' Report
MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Balance Sheet December 31, 2011 (In thousands, except share data)
MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Statement of Operations Year ended December 31, 2011 (In thousands)
MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Statement of Shareholder's Net Capital Year ended December 31, 2011 (In thousands, except share data)
MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Statement of Cash Flows Year ended December 31, 2011 (In thousands)
MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2011